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                                                                   EXHIBIT 4.7


                          THIRD SUPPLEMENTAL INDENTURE



         THIRD SUPPLEMENTAL INDENTURE, dated as of May 25, 1999 (this "THIRD SUPPLEMENTAL INDENTURE"), among Wavetek Wandel Goltermann, Inc. (the "COMPANY") and The Bank of New York, as trustee (the "TRUSTEE").

                              W I T N E S S E T H:

         WHEREAS, the Company, Wandel & Goltermann Technologies, Inc., Wandel & Goltermann A.T.E. Systems, Inc., Wandel & Goltermann, Inc., W&G Equities, Inc., Digital Transport Systems, Inc. and the Trustee are parties to an Indenture, dated as of June 11, 1997 and supplemented as of September 30, 1998 and October 30, 1998 (the "INDENTURE"), providing for the issuance of $85,000,000 of the Company's 10-1/8% Senior Subordinated Notes due June 15, 2007 (the "NOTES"); and

         WHEREAS, the Company and the holders of Notes have agreed to make certain amendments to the Indenture as set forth herein;

         NOW, THEREFORE, each party agrees as follows for the benefit of each other and for the equal ratable benefit of the holders of the Notes:

         1. CHANGE OF CONTROL. The definitions of "Change of Control" and "Principals" in the Indenture shall be amended to read in their entirety as follows:

                           "Change of Control" means the occurrence of any of
                  the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) unless clause (iv) is applicable, any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), other than the Principals or their Related Parties, becoming the beneficial owner (as determined by Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 40% of the Voting Stock of the Company (measured by voting power rather than number of shares), (iii) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors or (iv) (A) any transaction (including one or a series or related transactions),


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                  including, without limitation, a merger, consolidation,
                  recapitalization, exchange or reclassification, the consummation of which would result in the shareholders of the Company immediately before the occurrence of such transaction owning, in the aggregate, less than 50% of the Voting Stock of the surviving entity immediately following the occurrence of such transaction and (B) on or after the date of any transaction described in clause (A), any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), other than the Principals or their Related Parties, becoming the beneficial owner (as determined by Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 10% of the Voting Stock of the Company (measured by voting power rather than number of shares).

                           "Principals" means Gooding, DLJMB Funding II, Inc.,
                  DLJ Merchant Banking Partners II, L.P., DLJ Diversified Partners, L.P., UK Investment Plan 1997 Partners, DLJ First ESC L.P., DLJ Offshore Partners II, C.V., DLJ EAB Partners, L.P., DLJ Millennium Partners, L.P., DLJ Merchant Banking Partners II- A, L.P., DLJ Diversified Partners-A, L.P., DLJ Millennium Partners-A, L.P., Green Equity Investors II, L.P., Albrecht Wandel, Renate Wandel, Burkhard Goltermann, Frank Goltermann, Ulrike Goltermann, Roberta Agosto Goltermann, Peter Wagner, Yokogawa Electric Corporation, Schroder UK Venture Fund III and Hannover Finanz W&G Beteiligungsgessellschaft mbH.

                  2. INCURRENCE OF INDEBTEDNESS. The first paragraph of
Section 4.09 of the Indenture shall be amended by inserting before the phrase "if the Fixed Charge Coverage Ratio" in the seventh line the following phase:

                           , and the Foreign Subsidiaries may incur Indebtedness
                  (including Acquired Debt) in an aggregate principal amount not to exceed $40,000,000 less any amounts incurred pursuant to paragraphs (iii) or (iv) below.

               3. FOREIGN SUBSIDIARIES. Section 4.14 of the Indenture shall be amended to read in its entirety as follows:

                           100% of the Capital Stock of all Foreign Subsidiaries
                  must be owned directly or indirectly by the Company.

               4. CONFIRMATION OF INDENTURE. The Indenture, as supplemented by this Third Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture, this Third Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

               5. CONCERNING THE TRUSTEE. The Trustee assumes no duties, responsibilities or liabilities by reason of this Third Supplemental Indenture other than as set


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forth in the Indenture and, in carrying out its responsibilities hereunder, shall have all of the rights, protections and immunities which it possesses under the Indenture.

               6. GOVERNING LAW. This Third Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York.

               7. COUNTERPARTS. This Third Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

               IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first above written.

                                   WAVETEK WANDEL GOLTERMANN, INC.


                                   By:_/s/ Vickie Capps________________________
                                       Name: Vickie Capps
                                       Title: Senior Vice President - Finance

    Attest:


    _/s/ Terence J. Gooding_____
    Name: Terence J. Gooding
    Title: Co-Chairman


                                   THE BANK OF NEW YORK


                                   By:_/s/ Thomas C. Knight______________
                                       Name: Thomas C. Knight
                                       Title: Assistant Vice President


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